Exhibit 23.2
CONSENT OF MILLER AND LENTS, LTD.
INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     The firm of Miller and Lents, Ltd. consents to the references to Miller and Lents, Ltd. and to the use of its reports listed below regarding the Williams Coal Seam Gas Royalty Trust Proved Reserves and Future Net Income in the Form 10-K Annual Report as amended by this Amendment No. 1 on Form 10-K/A to be filed by the Williams Coal Seam Gas Royalty Trust with the Securities and Exchange Commission.
1.	Report dated November 21, 1992 for reserves as of October 1, 1992.

2.	Report dated February 12, 2010 for reserves as of December 31, 2009.

3.	Report dated February 17, 2010 for reserves as of December 31, 2009 with respect to the termination calculation.
     The analysis, conclusions, and methods contained in the reports are based upon information that was in existence at the time the reports were rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the reports. While the reports may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the reports, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such reports are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in such reports in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442
By:	/s/ Stephen M. Hamburg
Stephen M. Hamburg, P.E.
Vice President

Houston, Texas
December 1, 2010